UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
October 5, 2007
Date of report (Date of earliest event reported)
IMAX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Canada	0-24216	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
(Address of Principal Executive Offices)                         (Postal Code)
(905) 403-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
The Company’s management and the Audit Committee of the Board of Directors have determined to restate financial statements relating to the Company’s accounting for certain terms of 7 real estate leases for its owned and operated theatres and corporate facilities, with most of the income statement impact being from 1997 – 2002. Previously, the Company had recorded rent reductions received in connection with certain real property leases in the years such reductions were received, rather than on a straight-line basis over the remaining lease term. These reductions included rent holidays and abatements. In addition, the Company did not properly record certain leasehold improvements funded by landlord construction allowances. The aggregate amount of the charge at issue is approximately $5.5 – $6.5 million, with approximately $5 million relating to the 1997 – 2002 period. This $5.5 – $6.5 million deferred rent credit will be amortized into income over the remaining terms of the applicable real estate leases. The Company emphasized that this restatement is not expected to impact its cash or liquidity or relate to revenue recognition in connection with theatre system or film revenue.
On October 4, 2007, the Company’s management and the Audit Committee concluded that the Company’s prior-filed financial statements on Forms 10-K and 10-Q should not be relied upon until the financial statements are restated, which the Company expects to occur within 35 days. The Company’s management and the Audit Committee have discussed these matters with the Company’s independent auditors.
As a result, the Company plans to file a Form 10-K/A for fiscal 2006 to amend its Annual Report on Form 10-K for 2006, which was filed on July 20, 2007. The Company plans to file a Form 10-Q/A to amend its Form 10-Q filings for the first and second quarters of 2007 for the same reason. In addition, the Company’s Forms 10-K/A and 10-Q/A will include certain additional and enhanced narrative disclosure in response to comments received by the Company from the U.S. Securities and Exchange Commission. The expected restatement impacts are preliminary and subject to change as a result of any adjustment or modification resulting from the process of preparing and filing the Company’s Forms 10‑K/A and 10-Q/A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)
Date:	October 5, 2007	By:	“Bradley J. Wechsler”
			Name:	Bradley J. Wechsler
			Title:	Co-Chairman and Co-Chief Executive Officer